                                                                 Exhibit 4(s)(i)

                                    DATA PAGE

                 FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY WITH
                         PURCHASE PAYMENT CREDIT BENEFIT

ANNUITANT: [John Doe]                    CONTRACT NUMBER: [123456789]

CO-ANNUITANT: [Jane Doe]                 CONTRACT ISSUE DATE: [October 31, 2007]

ANTICIPATED INCOME PAYOUT OPTION: [10 C & L]         LIFE INCOME RATES: [Type A]

ANTICIPATED PAYOUT DATE: [October 31, 2057]

OWNER(S): [John Doe, Jane Doe]

INITIAL PURCHASE PAYMENT: $2,000

     See application for allocation of initial purchase payment.

MINIMUM ADDITIONAL PURCHASE PAYMENT: [$100]

CHARGES AND FEES*:

     Variable Account Mortality and Expense Risk Charge: [1.60% per year]**

     Variable Account Administrative Charge: [0.15% per year]

     Maximum Contract Fee: $30 per year

     Premium Expense Charge on the contract issue date: [0.00%]

     Surrender Charges: See the Surrender Charge Schedule Section of the Data
     Page

     Maximum Transfer Fees: $10

* We reserve the right to reduce or waive any of these charges or fees. Any reduction or waiver will be administered in a non-discriminatory manner. We reserve the right to impose or collect any other fees imposed by a fund in connection with the redemption of its shares or otherwise imposed by applicable law.

**   This includes [0.45]% per year for the Purchase Payment Credit Benefit.

OPTIONAL DEATH BENEFIT RIDERS:                  ANNUAL PERCENTAGE CHARGE
------------------------------                  ------------------------
Maximum Anniversary Value Death Benefit Rider            [0.15%]
3% Annual Guarantee Death Benefit Rider                  [0.20%]
Spouse Beneficiary Death Benefit Rider                   [0.05%]

ADDITIONAL BENEFITS:

     Fixed Account Endorsement

     Additional Income Option Endorsement

     Change of Annuitant Endorsement

     Income Payment Increase Endorsement

     Waiver of Surrender Charge Endorsement

     Spousal Continuation Endorsement

     Purchase Payment Credit Benefit Endorsement

INITIAL ALLOCATION OF NET PURCHASE PAYMENTS TO INVESTMENT OPTIONS:

VARIABLE ACCOUNT: CUNA Mutual Variable Annuity Account

Subaccounts                   Fund       Percentage
-----------               ------------   ----------
Mid Cap Value             Ultra Series      0.00%
Large Cap Growth          Ultra Series      0.00%
Large Cap Value           Ultra Series     15.00%
Diversified Income        Ultra Series     25.00%
Bond                      Ultra Series     10.00%
Money Market              Ultra Series      0.00%
High Income               Ultra Series      0.00%
International Stock       Ultra Series      0.00%
Mid Cap Growth            Ultra Series      0.00%
Global Securities         Ultra Series      0.00%
Conservative Allocation   Ultra Series      0.00%
Moderate Allocation       Ultra Series      0.00%
Aggressive Allocation     Ultra Series      0.00%
Small Cap Growth          Ultra Series      0.00%
Small Cap Value           Ultra Series      0.00%

FIXED ACCOUNT:

Fixed               Current Guaranteed
Periods                Interest Rate     Percentage
-------             ------------------   ----------
1 Year*                    3.05%           25.00%

DCA Fixed Periods
-----------------
1 Year*                    4.00%           15.00%
6 Month*                   4.50%           10.00%

* THE MARKET VALUE ADJUSTMENT DESCRIBED IN THIS CONTRACT DOES NOT APPLY TO THE FIXED PERIOD(S) OR TO THE DCA FIXED PERIOD(S) SHOWN.

FIXED ACCOUNT MINIMUM GUARANTEED INTEREST RATE: 3.00%.

SURRENDER CHARGE SCHEDULE: Each purchase payment has an individual surrender charge schedule which begins when the purchase payment is credited to your contract and continues for 7 years, as shown below. The amount of the surrender charge is determined separately for each purchase payment and is expressed as a percentage of the purchase payment as follows:

    Number of Years Since       Surrender Charge
Purchase Payment was Credited        Percent
-----------------------------   ----------------
Less than 1                            9%
At least 1 but less than 2             8%
At least 2 but less than 3             7%
At least 3 but less than 4             6%
At least 4 but less than 5             5%
At least 5 but less than 6             4%
At least 6 but less than 7             3%
7 or more                              0%

These percentages apply to partial withdrawals and full surrender of new purchase payments in excess of the free withdrawal amount. The term "new purchase payment" means a purchase payment that is subject to the surrender charge schedule shown above as of the date of partial withdrawal or surrender. The term "old purchase payment" means any purchase payment other than a new purchase payment.

In the event of a partial withdrawal or full surrender, for purposes of calculating the surrender charge, the withdrawal order will be:

     1.   old purchase payments (not subject to surrender charges);

     2.   the free withdrawal amount (described below);

     3. new purchase payments (subject to surrender charges) on a first in, first out basis; then

     4.   earnings.

The term "earnings" means your contract value less purchase payments not previously withdrawn.

FREE WITHDRAWAL AMOUNT: The following amounts may be withdrawn without incurring a surrender charge:

     a.)  old purchase payments not previously withdrawn; and

     b.)  your annual free withdrawal amount described below.

Your annual free withdrawal amount is equal to 10% of new purchase payments at the time of withdrawal, less free withdrawal amounts previously withdrawn in the current contract year. Free withdrawal amounts not withdrawn in a contract year are not carried over to increase the free withdrawal amount in a subsequent contract year.